Exhibit 4.3

Execution Version

AMENDMENT TO WARRANTS

This Amendment to the Common Stock Purchase Warrant (this “Amendment”) dated this 23rd day of March 2025, by and among GeoVax Labs, Inc., a Delaware corporation (the “Company”) and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of outstanding warrants to purchase up to (i) 1,700,000 shares of common stock, par value $0.0001 per share of the Company, issued on August 21, 2024 (the “August 21 Warrants”) and (ii) 975,610 shares of common stock, par value $0.0001 per share of the Company, issued on August 30, 2024 (the “August 30 Warrants” and together with the August 21 Warrants, the “Warrants”);

WHEREAS, the Company and the Holder desire to amend the Warrant as more particularly set forth below;

THEREFORE, the parties do hereby agree as follows:

1.

Effective upon the execution of this Amendment (i) the Exercise Price of the Warrants shall be amended to $1.31 per share, subject to further adjustment as set forth in the Warrants and (ii) the Termination Date of the Warrants will be March 25, 2030.

2.	Capitalized terms not defined in this Amendment shall have the meanings scribed to such terms in the Warrants.

3.	Except as modified herein, the terms of the Warrants shall remain in full force and effect.

4.

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GeoVax Labs, Inc.

By: __________________________
Name:
Title:

HOLDER

By: ____________________ Name: Title: